Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of:
Weifang Xinde Fuel Injection System Co., Ltd.
     We consent to the inclusion in the Current Report on Form 8-K of Wasatch Food Services, Inc. pertaining to the Share Exchange Agreement with Jolly Promise Limited, of our report dated December 18, 2009, relating to the financial statements of Weifang Xinde Fuel Injection System Co., Ltd. and Subsidiaries as of and for the years ended June 30, 2009 and 2008.

K.P. Cheng & Co.
Certified Public Accountants
Hong Kong
December 29, 2009